UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 13, 2010

Harsco Corporation
(Exact name of registrant as specified in its charter)

DE	1-3970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill PA	17011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   717-763-7064

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 13, 2010, Harsco Corporation issued a press release announcing the appointment of Ivor Harrington as Executive Vice President and Group CEO of its global Harsco Infrastructure business group, effective July 13, 2010. Mr. Harrington joins the Company’s senior leadership team at its worldwide headquarters in Camp Hill, Pennsylvania, reporting to Harsco Chairman, President and CEO Salvatore D. Fazzolari.

As head of the Harsco Infrastructure business group, Mr. Harrington assumes responsibility for a global operating footprint that includes some 200 operating locations in nearly 40 countries and employs close to 7,000 people.  Revenues in 2009 were approximately $1.2 billion.  Harsco Infrastructure is the world’s most complete global organization for highly engineered rental access, concrete forming, shoring and site support equipment and services to major infrastructure, industrial plant maintenance and construction projects.

Mr. Harrington joins Harsco from Fluor Corporation,  one of the world’s largest providers of engineering, procurement and construction services, where he served most recently as the Senior Vice President and Chemicals Business Line Lead for an approximately $2 billion global business within Fluor’s energy and chemicals group.  Prior to that, he led the turnaround of Fluor’s manufacturing and life sciences business line and has held senior positions in global sales, marketing and strategic planning within Fluor’s operations maintenance and global services groups.  Mr. Harrington has also held senior project management and field engineering responsibilities in the construction of major new manufacturing and petrochemical facilities in Europe, Africa and the Middle East, supporting such leading industrial clients as General Motors, SABIC, and PepsiCo.  A native of the U.K., Mr. Harrington received a business studies degree with 1st Class honors from the University of Portsmouth.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated July 13, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION
(Registrant)

July 14, 2010	By:	/s/ Mark E. Kimmel
Date		Mark E. Kimmel
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press release dated July 13, 2010